Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations and Corporate Analysis
678-518-3278

Neenah Reports First Quarter 2018 Results
Quarterly sales of $267 million; E.P.S. of $0.95 (Adjusted E.P.S. of $1.04)

ALPHARETTA, GEORGIA — May 9, 2018 — Neenah, Inc. (NYSE:NP) today reported 2018 first quarter results.

First Quarter Highlights

•	Revenues increased 10 percent to a record $266.5 million compared with $242.1 million in the prior year.

•	Earnings per diluted common share (E.P.S.) of $0.95 decreased 8 percent compared with $1.03 per share in 2017.

•
Adjusted E.P.S. of $1.04 increased 1 percent compared with $1.03 in 2017. Adjusted E.P.S. in 2018 excluded $0.05 per share for true-up of estimated one-time taxes on foreign earnings under the Tax Cuts and Jobs Act of 2017 (the "Tax Act") and excluded a SERP settlement charge of $0.04 per share ($0.8 million pre-tax).

•
Cash generated from operations of $8.1 million reflected normal working capital seasonality and decreased from $22.0 million in 2017 largely as a result of a favorable change in vendor payment terms in 2017 and, in 2018, accelerated timing of employee retirement plan contributions, a SERP payment and higher receivables associated with increased sales.

•	Quarterly cash dividends of $0.41 per share increased 11 percent compared to the prior year and marked an eighth consecutive year of double-digit dividend increases.

Subsequent Event

•
Today the Company announced that following an analysis of various initiatives to optimize the portfolio of products and the manufacturing footprint in the Fine Paper & Packaging segment, a process will be initiated to sell its manufacturing facility located in Brattleboro, Vermont. Historically, this mill has manufactured products primarily for the office supply category. Based on preliminary estimates, a second quarter non-cash impairment charge related to the mill and associated office and R&D facilities could be in the range of $30 to $40 million.

“Adjusted earnings” is a non-GAAP measure used to enhance understanding and comparability of year-on-year results and are reconciled to GAAP figures later in this release.

"Our results in the first quarter reflected very strong performance in our Technical Products businesses, tempered by expected near term cost headwinds in Fine Paper & Packaging. As we communicated in February, impacts from these higher input and freight costs would be most significant in the first half of this year.  Changes in costs are a normal part of business and our teams are implementing improvements to offset them, just as we have in the past. This includes ongoing evaluations of our product portfolio and asset footprint which has led to the announcement of the sale process for our mill in Vermont," said John O’Donnell, Chief Executive Officer.  "The actions we’re taking to address costs will contribute to improved margins and profits as we move forward in the year. In addition, we’re successfully executing our top line strategies to expand in profitable and growing markets like filtration, premium packaging and performance materials. Our financial position is strong and our teams are engaged as we continue to transform the growth trajectory of our company in ways that can deliver the maximum value to our shareholders.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales increased 10 percent to a record $266.5 million in the first quarter of 2018 compared with $242.1 million in the first quarter of 2017. Revenue gains resulted from higher volumes, both organic and with the November 2017 Coldenhove acquisition, a higher-priced sales mix, increased selling prices and favorable currency effects.

Selling, general and administrative (SG&A) expense of $26.8 million in the first quarter of 2018 increased from $24.6 million in the prior year primarily as a result of acquired SG&A.

Operating income of $24.1 million in 2018 decreased 11 percent from $27.0 million in 2017. Income benefited from volume growth, a higher value mix, increased selling prices and currency, but was more than offset by higher input and distribution costs.

Net interest expense of $3.3 million in the first quarter of 2018 increased slightly from $3.2 million in the first quarter of 2017. The increased expense in 2018 was primarily due to higher debt to finance the acquisition of Coldenhove.

The effective income tax rate of 22 percent in the first quarter of 2018 decreased from 26 percent in the first quarter of 2017. The decrease was primarily due to the Tax Act, which reduced the U.S. federal statutory corporate tax rate from 35% to 21% effective January 1, 2018. Income tax expense in the first quarter of 2017 was lower than the 35% statutory corporate tax rate primarily due to higher tax benefits related to stock compensation. In the first quarter of 2018, income tax expense was reduced by $0.5 million as a result of pension contributions that benefited from the Tax Act, and increased by $0.8 million to true-up estimated taxes on accumulated earnings of foreign subsidiaries following additional clarification of Tax Act regulations.

Income from continuing operations of $16.2 million decreased 8 percent compared with $17.6 million in the first quarter of 2017 and reflected lower operating income partly offset by benefits from the lower tax rate.

Cash Flow and Balance Sheet Items

Cash provided from operations in the first quarter of 2018 was $8.1 million. Compared with $22.0 million in the first quarter of 2017, cash flow declined primarily due to improved payment terms with certain vendors that began in 2017, and in 2018, accelerated contributions for pension and postretirement benefit plans, a SERP payment and an increase in accounts receivable commensurate with higher sales.

Capital spending of $7.6 million in the first quarter of 2018 compared to $11.5 million in the prior year, which included remaining spending on the North American filtration expansion project.

Debt as of March 31, 2018 was $270.3 million compared to $255.5 million as of December 31, 2017. Cash and cash equivalents as of March 31, 2018 were $6.4 million compared to $4.5 million as of December 31, 2017.

Quarterly Segment Results

Technical Products record net sales of $149.0 million increased 22 percent, from $121.9 million in the prior year. Revenue growth resulted from double-digit organic increases in filtration and other categories, acquired volume, as well as a higher-priced mix and favorable currency exchange effects due to a stronger euro.

Operating income of $17.5 million in the first quarter of 2018 increased $5.0 million compared with prior year income of $12.5 million. Increased income resulted from higher sales volumes, a higher-value mix, lack of downtime costs incurred in Germany in 2017, and favorable currency effects. These items more than offset higher input and distribution costs.

Fine Paper and Packaging net sales of $111.6 million in the first quarter of 2018 decreased 2 percent, from $114.3 million in the prior year. Volume declines primarily for marginal, non-branded grades, were partly offset by higher selling prices and double-digit volume increases in premium packaging.

Operating income of $12.8 million in the first quarter of 2018 decreased $7.5 million from $20.3 million in the prior year. The decrease was primarily due to higher distribution and input costs, as well as reduced operational efficiencies and lower sales volumes, partly offset by higher selling prices. Distribution costs increased significantly in the second half of 2017 as a result of a U.S. regulatory change that requires electronic logging devices to monitor miles and hours driven by freight carriers.

Unallocated Corporate costs in the first quarter of 2018 were $6.2 million compared with $5.5 million in the prior year period. The increase was due to the SERP settlement charge in 2018.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations

	First Quarter
$ millions	2018	2017
GAAP Operating Income	$24.1	$27.0
SERP settlement charge	0.8	—
Adjusted Operating Income	$24.9	$27.0

GAAP Income	$16.2	$17.6
Tax adjustments	0.9	—
SERP settlement charge	0.6	—
Adjusted Income	$17.7	$17.6

GAAP Earnings per Diluted Common Share	$0.95	$1.03
Tax adjustments	0.05	—
SERP settlement charge	0.04	—
Adjusted Earnings per Share	$1.04	$1.03

Diluted Shares	17,006	17,025

Conference Call

A conference call and webcast to discuss first quarter earnings and other matters of interest will be held as noted below.

Date: Thursday, May 10, 2018
Time: 11:00 a.m. Eastern Time
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Presentations & Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations - Presentations & Events section of the Company’s web site, www.neenah.com.

An archive of the webcast will be available on the Company's web site until June 7, 2018. A replay of the call will be available until May 17, 2018 dial-in number with the U.S is (877) 344-7529, Canada (855) 669-9658, and international (412) 317-0088, using conference ID 10119726.

About Neenah

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net sales	$266.5	$242.1
Cost of products sold	214.1	189.4
Gross profit	52.4	52.7
Selling, general and administrative expenses	26.8	24.6
SERP settlement charge	0.8	—
Other expense - net	0.7	1.1
Operating income	24.1	27.0
Interest expense - net	3.3	3.2
Income from continuing operations before income taxes	20.8	23.8
Provision for income taxes	4.6	6.2
Net income	$16.2	$17.6

Earnings Per Common Share
Basic	$0.96	$1.04
Diluted	$0.95	$1.03

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,847	16,779
Diluted	17,006	17,025

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net Sales:
Technical Products	$149.0	$121.9
Fine Paper and Packaging	111.6	114.3
Other	5.9	5.9
Consolidated	$266.5	$242.1

Operating Income:
Technical Products	$17.5	$12.5
Fine Paper and Packaging	12.8	20.3
Other	—	(0.3)
Unallocated corporate costs	(6.2)	(5.5)
Consolidated	$24.1	$27.0

RECONCILIATION OF SEGMENT OPERATING INCOME

	Three Months Ended March 31,
	2018	2017
Technical Products
GAAP Operating Income	$17.5	$12.5
Adjustments	—	—
Adjusted Operating Income	17.5	12.5

Fine Paper and Packaging
GAAP Operating Income	12.8	20.3
Adjustments	—	—
Adjusted Operating Income	12.8	20.3

Other/Unallocated Corporate
GAAP Operating Income	(6.2)	(5.8)
SERP Settlement Charge	0.8	—
Adjusted Operating Income	(5.4)	(5.8)

Consolidated
GAAP Operating Income	24.1	27.0
SERP Settlement Charge	0.8	—
Adjusted Operating Income	$24.9	$27.0

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$6.4	$4.5
Accounts receivable - net	133.6	115.7
Inventories	144.5	143.5
Prepaid and other current assets	19.5	21.5
Total Current Assets	304.0	285.2
Property, Plant and Equipment - net	426.8	425.2
Deferred Income Taxes	10.3	10.1
Goodwill and Other Intangibles - net	165.9	164.0
Other Noncurrent Assets	16.6	19.9
Total Assets	$923.6	$904.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$1.4	$1.4
Accounts payable	64.4	65.7
Accrued expenses	55.1	57.5
Total Current Liabilities	120.9	124.6
Long-term Debt	268.9	254.1
Deferred Income Taxes	16.0	15.0
Noncurrent Employee Benefits	98.3	100.3
Other Noncurrent Obligations	7.4	10.5
Total liabilities	511.5	504.5
Stockholders’ Equity	412.1	399.9
Total Liabilities and Stockholders’ Equity	$923.6	$904.4

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Operating Activities
Net income	$16.2	$17.6
Depreciation and amortization	9.4	7.8
Stock-based compensation	1.8	2.5
Deferred income tax provision	2.3	3.3
SERP settlement charge	0.8	—
Non-cash effects of changes in liabilities for uncertain income tax positions	0.1	—
Increase in working capital	(18.9)	(11.3)
Pension and other postretirement benefits	(3.5)	1.9
Other	(0.1)	0.2
Net cash provided by operating activities	8.1	22.0

Investing Activities
Capital expenditures	(7.6)	(11.5)
Other	(0.3)	(0.2)
Cash used in investing activities	(7.9)	(11.7)

Financing Activities
Long-term borrowings-net of debt issuance costs	104.2	81.8
Repayment of debt	(90.5)	(76.9)
Cash dividends paid	(7.0)	(6.3)
Shares purchased	(5.3)	(6.8)
Proceeds from exercise of stock options	0.1	0.3
Cash provided by (used in) financing activities	1.5	(7.9)

Effect of exchange rates on cash and cash equivalents	0.2	—
Net increase in cash and cash equivalents	1.9	2.4
Cash and cash equivalents, beginning of the year	4.5	3.1
Cash and cash equivalents, end of period	$6.4	$5.5